Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 18, 2018 (the “Effective Date”), between NRC Group Holdings, LLC, a Delaware limited liability company (the “Company”), and Christian T. Swinbank (“Executive”) and supersedes and replaces in its entirety that certain employment agreement executed by Executive and Sprint Energy Services, LLC on May 5, 2015 (the “Prior Employment Agreement”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions. Certain words or phrases used herein with initial capital letters shall have the meanings set forth in Section 8.

2. Employment. The Company shall employ Executive, and Executive accepts such employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 5 hereof (the “Employment Period”). Notwithstanding anything in this Agreement to the contrary, Executive will be an at-will employee of the Company and Executive or the Company may terminate Executive’s employment with the Company for any reason or no reason at any time.

3. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Board of Managers of JFL-NRC-SES Partners, LLC (the “Board”) to expand or limit such duties, responsibilities and authority, either generally or in specific instances. Executive’s duties shall also include providing services to the Company’s direct and indirect subsidiaries in addition to the Company. For so long as Executive holds the position of Chief Executive Officer of the Company, the Company shall use its good faith efforts to nominate Executive for election to the Board and procure his election to the Board at any applicable meeting of stockholders held for the purpose of electing directors, and Executive agrees to serve on the Board. Executive will not receive additional compensation for service as a member of the Board. Effective as of the date of any termination of employment, Executive hereby agrees to tender his resignation from, will be deemed to have automatically resigned from, all offices and directorships held at the Company and any of its subsidiaries or affiliates at the date of such termination, including the position of Chief Executive Officer and any position Executive may hold on the Board.

(b) During the Employment Period, Executive shall report to the Board.

(c) During the Employment Period, Executive shall devote Executive’s reasonable best efforts and Executive’s full business time and attention (except for permitted paid time off periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its subsidiaries and affiliates; provided, however, that Executive may (i) engage in charitable and civic activities, (ii) manage his personal and family finances and passive investments, and (iii) subject to the approval of the Nominating and Corporate Governance Committee of the Board which shall not be unreasonably withheld, serve on at least one board of directors for other public or private companies, so long as such activities do not compete with the Company’s Business or materially interfere, individually or in the aggregate, with the performance of his duties hereunder.

(d) Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

4. Compensation and Benefits.

(a) Salary. During the Employment Period, the Company agrees to pay Executive a salary in installments based on the Company’s practices as may be in effect from time to time. Executive’s initial salary shall be at the rate of $412,000 per year (the “Base Salary”). The Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) in accordance with the Company’s policies and practices, but not less frequently than once annually, and may be increased but not decreased (unless agreed to in writing by Executive). To the extent applicable, the term “Base Salary” shall include any such increases (or decreases agreed to in writing by Executive) to the Base Salary provided above.

(b) Annual Bonus. During the Employment Period, Executive will be eligible for discretionary annual bonus compensation, with the actual payout to be determined based on the achievement of goals determined by the Compensation Committee annually. For calendar year 2019, the target annual bonus amount shall equal 100% of Executive’s Base Salary and for years subsequent to calendar year 2019 the target annual bonus amount shall be determined by the Compensation Committee based on its review of the competitive market and other relevant considerations, and the actual payout may be less than or greater than the target annual bonus amount based on the achievement of the annual performance goals established by the Compensation Committee. To the extent applicable, the term “Target Annual Bonus” shall mean the target annual bonus established by the Compensation Committee with respect to a particular year. Except as otherwise provided herein, Executive will be required to be employed by the Company through the date on which the annual bonus is paid in order to be eligible to receive the annual bonus payment under this Section 4(b). The annual bonus, if any, will be paid by no later than March 15th of the year following the year to which it relates.

(c) Paid Time Off. During the Employment Period, Executive shall be entitled to 20 days of paid time off during each calendar year. Any accrued paid time off that is not used in the calendar year in which it is earned will not be eligible to be carried forward to, or otherwise used in, any subsequent calendar year.

(d) Holidays. During the Employment Period, Executive shall be entitled to holidays consistent with the Company’s current policy, which may be amended from time to time.

(e) Standard Benefits Package. Executive shall be entitled during the Employment Period to participate, on the same basis as other senior executive employees of the Company, in the Company’s Standard Benefits Package. The Company’s “Standard Benefits Package” means those benefits (including insurance and other benefits, but excluding, except as hereinafter provided in Sections 6(b), 6(c), 6(d), if applicable, any severance pay program or policy of the Company) for which substantially all similarly situated employees of the Company are from time to time generally eligible, as determined from time to time by the Board and/or Compensation Committee.

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(f) Incentive Compensation. With respect to each calendar year during the Employment Period, Executive shall be eligible to participate in any incentive compensation programs generally made available to senior executives of the Company at a level commensurate with his position in accordance with and subject to the terms of such plan.

(g) Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by Executive during the Employment Period in the course of performing Executive’s duties under this Agreement that are incurred in accordance with the Company’s policies as in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of the taxable year following the taxable year in which the expense is incurred by Executive).

5. Employment Period.

(a) Except as hereinafter provided, the Employment Period shall continue until, and shall end upon, the third anniversary of the Effective Date (the “Initial Term”).

(b) On the third anniversary of the Effective Date and, after the Initial Term, on such third anniversary and each annual anniversary of such date thereafter, unless the Employment Period shall have ended pursuant to Section 5(c) below or the Company or Executive shall have given the other party at least 60 days’ written notice that the Employment Period will not be extended, the Employment Period shall be extended for an additional one-year period.

(c) Notwithstanding Sections 5(a) or 5(b) above, the Employment Period shall end early upon the first to occur of any of the following events:

(i) Executive’s death;

(ii) the Company’s termination of Executive’s employment due to Permanent Disability;

(iii) a Termination For Cause;

(iv) a Termination Without Cause;

(v) a Termination With Good Reason; or

(vi) a Voluntary Termination.

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6. Post-Employment Payments.

(a) At the end of Executive’s employment for any reason, Executive shall cease to have any ongoing rights to salary, equity awards, expense reimbursements or other benefits, except that Executive shall be entitled to (i) any Base Salary which has accrued but is unpaid, (ii) any reimbursable expenses which have been incurred but are unpaid, (iii) and any paid time off days which have accrued pursuant to the Company’s paid time off policy, as in effect from time to time, but are unused, as of the end of the Employment Period, (iv) any option or other equity-grant rights or plan benefits which by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any option or equity grant theretofore granted to Executive or any other benefit plan in which Executive has participated as an employee of the Company and excluding, except as hereinafter provided in Sections 6(b), 6(c), 6(d), if applicable, and any severance pay program or policy of the Company) and (vi) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). In addition, Executive shall be entitled to the additional amounts described in Sections 6(b), 6(c), and 6(d), if applicable, in the circumstances described in such Sections.

(b) If the Employment Period ends pursuant to Section 5 on account of a Termination Without Cause or a Termination With Good Reason, and such termination is not in connection with or following a Change in Control, as provided in Section 6(c), the Company shall pay Executive an amount equal to 150% of the sum of his Base Salary plus 100% of his Target Annual Bonus at the time of such termination. Such amount shall be paid in equal installments over the 18 month period following Executive’s termination of employment in accordance with the Company’s normal payroll practices; provided, however, that any amount due under this sentence during the 60-day period following such termination shall not be paid during such 60-day period but instead shall be paid on the 60th day following such termination of employment.

(c) If, (i) during the 24-month period following a Change in Control the Employment Period ends pursuant to Section 5 on account of a Termination Without Cause or a Termination With Good Reason or (ii) during the 3-month period preceding a Change in Control, the Employment Period ends pursuant to Section 5 on account of a Termination Without Cause, then the Company shall pay Executive an amount equal to 200% of the sum of his Base Salary plus 100% of his Target Annual Bonus at the time of such termination. Such amount shall be paid in equal installments over the 24-month period following Executive’s termination of employment in accordance with the Company’s normal payroll practices; provided, however, that any amount due under this sentence during the 60-day period following such termination shall not be paid during such 60-day period but instead shall be paid on the 60th day following such termination of employment; provided further that, if the Employment Period ends pursuant to Section 5 on account of a Termination Without Cause prior to a Change in Control, payments shall be made under Section 6(b) above but with benefit levels increased to reflect the amounts provided for in this section and with the additional severance benefits for the months preceding the Change in Control to be made within 30 days after the date the Change in Control is ultimately consummated.

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(d) If the Employment Period ends pursuant to Section 5 on account of a Termination Without Cause or Termination With Good Reason, regardless of whether such termination occurs in connection with or following a Change in Control, if Executive elects continuation coverage under the Company’s medical plan pursuant to COBRA, the Company shall reimburse Executive for the full amount of Executive’s COBRA premium payments for such coverage and his eligible dependents until the earlier of (x) Executive’s eligibility for any such coverage under another employer’s or any other medical plan, (y) the date that is 18 months following the termination of Executive’s employment or (z) the date Executive is no longer eligible to receive COBRA continuation coverage. The Company shall make any such reimbursement within 30 days following receipt of evidence from Executive of Executive’s payment of the COBRA premium, provided that Executive has submitted evidence of the payment within 60 days following the date on which the payment is made.

(e) It is expressly understood that the Company’s payment obligations under Sections 6(b), 6(c) or 6(d), if applicable, shall cease in the event Executive breaches in any material respect any of the agreements in Section 7. Each payment under Sections 6(b), 6(c) or 6(d), if applicable, shall be considered a separate payment and not one of a series of payments for purposes of Section 409A.

(f) Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment and such amounts shall not be reduced whether or not Executive obtains other employment. Any severance payments payable under this Agreement shall not be reduced or offset by any claim the Company may have against Executive.

(g) Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Sections 6(b), 6(c) or 6(d), if applicable, unless (i) prior to the 60th day following the Termination Without Cause or Termination With Good Reason, Executive executes a release of all current or future claims, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and the directors, officers, employees and affiliates of any of them, in a form provided by the Company, and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such release.

7. Competitive Activity; Confidentiality; Non-solicitation.

(a) Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period, Executive will be brought into frequent contact with existing and potential customers of the Company throughout the world. Executive also agrees that trade secrets and Confidential Information of the Company, more fully described in Section 7(e)(i), gained by Executive during Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s Business that Executive not compete with the Company during his employment with the Company, and not compete with the Company for a reasonable period thereafter, as further provided in the following Sections.

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(b) Covenants.

(i) Covenants During Employment. While employed by the Company, Executive will not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, Executive will not:

(A) perform services for, enter into or engage in any business which competes with, engages in or proposes to engage in the Company’s Business;

(B) solicit customers, business, patronage or orders for, or sell any products or services in competition with, any business that competes with, engages in or proposes to engage in the Company’s Business;

(C) solicit, divert, entice or otherwise take away any customers, business, patronage or orders of the Company, or attempt to do so; or

(D) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with, engages in or proposes to engage in the Company’s Business.

(ii) Covenants Following Termination. For a period of 18 months following the termination of Executive’s employment (for any reason), Executive shall not:

(A) perform services for, enter into or engage in any business which competes with, engages in or proposes to engage in the Company’s Business within the Restricted Territory;

(B) solicit customers, business, patronage or orders for, or sell any products and services in competition with, any business, wherever located, that competes with, engages in or proposes to engage in the Company’s Business within the Restricted Territory;

(C) solicit, divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(D) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with, engages in or proposes to engage in the Company’s Business within the Restricted Territory.

(iii) Indirect Competition. For the purposes of Sections 7(b)(i) and (ii) inclusive, but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation (or owner of any other type of equity interest in any entity) in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than 1% of the outstanding stock or other equity interests.

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(iv) If it is judicially determined that Executive has violated this Section 7(b), then the period applicable to each obligation that Executive has been determined to have violated shall be automatically extended by a period of time equal in length to the period during which such violation(s) occurred, subject to applicable law.

(c) The Company. For purposes of this Section 7, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which Executive worked or had responsibility at the time of termination of his employment and at any time during the two-year period prior to such termination.

(d) Non-Solicitation; Non-Association. Executive will not directly or indirectly at any time during the period of Executive’s employment, or for a period of 18 months following a termination of Executive’s employment (for any reason), attempt to disrupt, damage, impair or interfere with the Company’s Business by raiding or attempting to raid any of the Company’s employees, soliciting, inducing or attempting to persuade any of them to resign from their employment by the Company or associating with any of them for the purpose of encouraging them to resign from their employment by the Company, or by disrupting or attempting to impede the relationship between the Company and any of its consultants, agents, representatives or vendors. Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(e) Further Covenants.

(i) Executive will keep in strict confidence, and will not, directly or indirectly, at any time, during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Executive may have acquired such information (“Confidential Information”), except (A) as required in the performance of his duties to the Company, (B) to the extent that Executive is required by law, or requested by subpoena, court order or governmental, regulatory or self-regulatory body with apparent authority to disclose any Confidential Information (provided that in such case, Executive shall (x) provide the Board, to the extent legally permitted, with notice as soon as practicable following such request that such disclosure has been requested or is or may be required, (y) reasonably cooperate with the Company, at the Company’s expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of such Confidential Information, and (z) disclose only that Confidential Information which he is legally required to disclose), (C) disclosing information that has been or is hereafter made public through no act or omission of Executive in violation of this Agreement or any other confidentiality obligation or duty owed to the Company, (D) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice (provided that such advisors agree to keep such information confidential), or (E) disclosing information and documents to the extent reasonably appropriate (and subject to a protective order to the extent applicable) in connection with any litigation between Executive and the Company. Such Confidential Information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive’s employment with the Company (except in the course of performing Executive’s duties and obligations to the Company) or after the Termination of Executive’s employment shall constitute a misappropriation of the Company’s trade secrets. Nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental or administrative authorities regarding possible violations of law or otherwise testifying or participating in any investigation or proceeding by any governmental or administrative authorities regarding possible violations of law, and for purpose of clarity, Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

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(ii) Executive agrees that upon termination of Executive’s employment with the Company, for any reason, Executive shall return to the Company, in good condition, all property of the Company, including the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 7(e)(i). In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property. Notwithstanding the foregoing, Executive shall be permitted to retain or copy (A) his personal contacts, calendar and personal correspondence, and (B) any documents or information related to his compensation or reasonably needed for Executive’s tax purposes.

(iii) U.S. Defend Trade Secrets Act Notice of Immunity. The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

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(f) Discoveries and Inventions; Work Made for Hire.

(i) Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for the Company, Executive will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Executive conceives and/or develops entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (2) results from any work performed by Executive for the Company. Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Executive, either solely or jointly with others, within one year following termination of Executive’s employment under this Agreement or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii) In order to determine the rights of Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Executive agrees that during Executive’s employment, and, to the extent related to the Company’s Business, for one year after termination of Executive’s employment under this Agreement or any successor agreement, Executive will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others. The Company agrees to keep any such disclosures confidential. Executive also agrees during Executive’s employment, and, to the extent related to the Company’s Business, for one year after termination of Executive’s employment under this Agreement or any successor agreement, to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company. Executive agrees that at the request of and without charge to the Company, but at the Company’s expense, Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten business days, to secure Executive’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints the Corporate Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

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(iii) Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) NRC Group Holdings, LLC, All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(g) Communication of Contents of Agreement. While employed by the Company and during the period of time Executive is bound by the non-compete obligation in Section 7(b)(ii), Executive will communicate the contents of Section 7 to any person, firm, association, partnership, corporation or other entity that Executive intends to be employed by, associated with, or represent.

(h) Confidentiality Agreements. Executive agrees that Executive shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to Executive’s former employers. Except as indicated, Executive warrants that Executive is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit Executive’s right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. Executive agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit Executive’s right to make disclosures or to engage in any other activities contemplated by Executive’s employment with the Company.

(i) Relief. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s obligations under this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Sections 7(b), 7(d), 7(e), 7(f), 7(g) and 7(h) inclusive, without the necessity of proof of actual damage.

(j) Reasonableness. Executive acknowledges that Executive’s obligations under this Section 7 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally-permissible. Accordingly, if any particular provision(s) of this Agreement shall be adjudicated to be invalid or unenforceable, the court may, in its discretion, modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this Agreement shall remain in full force and effect.

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8. Definitions.

(a) “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Company. The term “control” (including with the correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.

(b) “Change in Control” means the occurrence of any of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either: (A) the then-outstanding common equity interests of the Company (the “Common Shares”); or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors or managers, as applicable (“Voting Shares”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company or any Affiliates; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliates; or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii); or

(ii) individuals who, as of the Effective Date (or, in the event the HCAC Transaction is consummated, as of immediately following the consummation of the HCAC Transaction), constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board during any 12-month period; provided, however, that any individual becoming a director subsequent to the Effective Date (or, in the event the HCAC Transaction is consummated, as of immediately following the consummation of the HCAC Transaction) whose election, or nomination for election by the Company’s equityholders, was approved by a vote or the approval of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or written action or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

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(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the beneficial owners, respectively, of the Common Shares and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of, respectively, the then-outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Shares and Voting Shares of the Company, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding common equity securities of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or managers, as applicable, of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the equityholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding anything herein to the contrary, in no event will (i) the HCAC Transaction or entry into any definitive transaction agreement related thereto be deemed to be a Change in Control or (ii) the disposition of any portion of JFL-NRC-SES Partners, LLC’s ownership interest in the Company be deemed to be a Change in Control.

(c) “Company’s Business” means providing comprehensive environmental, compliance and waste management services to the marine and rail transportation, general industrial and upstream and midstream energy markets and any other business that the Company conducts (as advertised on the Company’s website or as described in any other marketing materials of the Company) from time to time during the Employment Period.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such laws, rules and regulations may be amended from time to time.

(e) “HCAC” means Hennessey Capital Acquisition Corp. III, a Delaware corporation.

(f) “HCAC Transaction” means the acquisition by HCAC of all of the equity securities of NRC Group Holdings, LLC.

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(g) “Permanent Disability” means that Executive, because of accident, injury, disability, or physical or mental illness, is incapable of performing Executive’s duties to the Company or any subsidiary, as determined by the Board. Notwithstanding the foregoing, Executive will be deemed to have become incapable of performing Executive’s duties to the Company or any subsidiary, if Executive is incapable of so doing for (i) a continuous period of 120 days and remains so incapable at the end of such 120 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.

(h) “Restricted Territory” means: (i) the United States; and/or (ii) locations where services were provided for all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two year period prior to such termination.

(i) “Termination For Cause” means the termination by the Company of Executive’s employment as a result of: (i) Executive’s indictment (or other criminal charge against Executive) for a felony or any crime involving moral turpitude, or Executive’s commission of fraud, breach of fiduciary duty, theft, embezzlement or crime against the Company or any subsidiary or affiliate of the Company or any customer of the Company, its subsidiaries or affiliates, (ii) conduct by Executive that brings the Company or any subsidiary or affiliate of the Company into public disgrace or disrepute, (iii) Executive’s gross negligence or willful misconduct with respect to the Company or any subsidiary or affiliate of the Company or in the performance of Executive’s duties and services required for Executive’s position with the Company, which, if curable, is not cured within 10 days after written notice thereof to Executive, (iv) Executive’s insubordination to, or failure to follow, the lawful directions of the Board, which, if curable, is not cured within 10 days after written notice thereof to Executive, (v) Executive’s material violation of Section 7, (vi) Executive’s breach of a material employment policy of the Company which, if curable, is not cured within ten days after written notice thereof to Executive (including, without limitation, the Company’s code of ethics and insider trading policy), (vii) the abuse of any controlled substance or of alcohol or any other non-controlled substance which the Company determines renders Executive unfit to serve in Executive’s capacity as Chief Executive Officer of the Company, or (viii) any other material breach by Executive of this Agreement or any other agreement with the Company or any subsidiary or affiliate, which, if curable, is not cured within 30 days after written notice thereof to Executive. Notwithstanding the foregoing, no termination by the Company shall constitute a “Termination For Cause” unless (A) the Company provides Executive reasonable written notice of its intent to terminate Executive by reason of a Termination For Cause, which such notice must include a statement that a majority of the Board has determined in good faith that an event described in clause (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) exists and (B) Executive is given reasonable opportunity during the 30 day period after receiving the notice described in the preceding clause to be heard by the Board with Executive’s legal counsel.

(j) “Termination With Good Reason” means a termination by Executive of Executive’s employment with the Company after: (i) a decrease of 10% or more in either the Base Salary or the Target Annual Bonus, other than as part of an across-the-board reduction applicable to all Company executives, (ii) the material diminution in Executive’s position, duties, authority, reporting or responsibilities, (iii) any material breach of this Agreement or any equity agreement by the Company (including the failure of the Company to satisfy the last sentence of Section 16), or (iv) the involuntary relocation of Executive’s principal place of employment to a location more than 35 miles beyond Executive’s principal place of employment as of the Effective Date. Notwithstanding the foregoing, no termination of employment by Executive shall constitute a “Termination With Good Reason” unless (A) Executive gives the Company notice of the existence of an event described in clause (i), (ii), (iii) or (iv) above, within 60 days following the occurrence thereof, (B) the Company does not remedy such event described in clause (i), (ii), or (iv) above, as applicable, within 30 days of receiving the notice described in the preceding clause (A), and (C) Executive terminates employment within 30 days of the end of the cure period specified in clause (B), above.

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(k) “Termination Without Cause” means the termination by the Company or any subsidiary of Executive’s employment with the Company or any subsidiary for any reason other than a termination for death, Permanent Disability or a Termination For Cause and shall not include the Company’s giving notice pursuant to Section 5(b) that the Employment Period will not be extended.

(l) “Voluntary Termination” means Executive’s Termination of Executive’s employment with the Company or any subsidiary for any reason, other than a Termination With Good Reason (it being understood that Executive may voluntarily resign his employment at any period after the Effective Date).

9. Non-Disparagement. Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, or affiliates, either orally or in writing, at any time, and the Company shall use its commercially reasonable best efforts to not disparage, and shall instruct its directors and executive officers not to disparage, Executive, either orally or in writing, at any time; provided, however, that Executive and the Company (and its directors and executive officers) may confer in confidence with their respective legal representatives and make truthful statements as required by law, or by governmental, regulatory or self-regulatory investigations or as truthful testimony in connection with any litigation involving Executive and the Company. During the Employment Period, this Section 9 shall only apply to public statements or private statements that are reasonably likely to become public as a result of publication by the Company via the internet or via communication by the Company to any person or entity that is a member of, employed or engaged by, or directly connected to any broadcast or other media.

10. Survival. Subject to any limits on applicability contained therein, Section 7 shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.

11. Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

At the address contained in the Company’s payroll records

Notices to the Company:

NRC Group Holdings, LLC
3500 Sunrise Highway
Suite 200, Building 200
Great River, New York 11739

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

14. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral which may have related to the subject matter hereof in any way, including the Prior Employment Agreement.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

16. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder. The Company shall require any successor to all or substantially all of its assets (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Upon consummation of the HCAC Transaction, this Agreement shall be assigned by the Company to HCAC and all references to (a) the “Company” shall refer to HCAC or its successors and (b) the “Board” shall be to the Board of Directors of HCAC.

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17. Choice of Law/Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Texas. Any dispute or controversy arising under, out of, or in connection with this Agreement (other than Section 7) shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Houston, Texas, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company and Executive shall share the costs of the arbitration and each party shall bear its own attorneys’ and accountants’ fees in connection therewith, including as incurred in any litigation to enforce any arbitration award.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

19. Section 409A Compliance.

(a) The parties intend for this Agreement to either comply with, or be exempt from, Section 409A, and all provisions of this Agreement will be interpreted and applied accordingly. For purposes of this Agreement, each installment payment provided under this Agreement shall be treated as a separate payment. If any compensation or benefits provided by this Agreement may result in the application of Section 409A, the Company shall, in consultation with Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferral of compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A and without any diminution in the value of the payments or benefits to Executive. In no event, however, shall this Section 19 or any other provisions of this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement and the Company shall have no responsibility for tax consequences to Executive (or his beneficiary) resulting from the terms or operation of this Agreement. Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. §l.409A-3(i)(1)(iv).

(b) To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon Separation from Service, then, if on the date of Executive’s Separation from Service, Executive is a Specified Employee, then to the extent required for Executive not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made to Executive earlier than the earlier of (i) six months after Executive’s Separation from Service or (ii) the date of his death. Should this Section 19 result in payments or benefits to Executive at a later time than otherwise would have been made under this Agreement, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Section 409A, the Company shall make such payments and provide such benefits as provided for in this Agreement. For purposes of this Section 19, the terms “Specified Employee” and “Separation from Service” shall have the meanings ascribed to them in Section 409A. Further, to the extent that any amount is a 409A Payment and such payment is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, then such payment shall be paid or provided in the later of the two taxable years.

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20. Indemnification. Upon consummation of the HCAC Transaction, Executive and the Company shall enter into an indemnification agreement in the form previously agreed by the parties and from and after such date Executive shall be entitled to the protections afforded in such indemnification agreement.

21. Section 280G of the Code. In the event that any payments, distributions, benefits or entitlements of any type payable to Executive, whether or not payable upon a termination of employment (“Payments”), (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 21 would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of the Payments being subject to the Excise Tax; provided, however, that such Payments shall not be so reduced if a nationally recognized accounting firm selected by the Company in good faith (the “Accountants”) determines that without such reduction Executive would be entitled to receive and retain, on a net after-tax basis (including any excise taxes payable under Section 4999 of the Code, federal, state and local income taxes, social security and Medicare taxes and all other applicable taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local tax laws which applied (or is likely to apply) to Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accountants determine to be likely to apply to Executive in the relevant tax year(s) in which any of the Payments are expected to be made), an amount that is greater than the amount, on a net after-tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 21 shall be made in good faith by the Accountants in a timely manner and shall be binding on the parties absent manifest error. In the event of a reduction of Payments hereunder, the Payments shall be reduced in the order determined by the Accountants that results in the greatest economic benefit to Executive in a manner that would not result in subjecting Executive to additional taxation under Section 409A. For purposes of making the calculations required by this Section 21, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this Section 21, and the Company shall bear the cost of all fees charged by the Accountants in connection with any calculations contemplated by this Section 21. To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accountants shall value, services to be provided by Executive (including Executive refraining from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that Payments in respect of such services may be considered to be “reasonable compensation” within the meaning of the regulations under Section 280G of the Code. Notwithstanding the foregoing, if the transaction which causes the application of Section 280G of the Code occurs at a time during which the Company qualifies under Section 2(a)(i) of Q&A-6 of Treasury Regulation Section 1.280G, upon the request of Executive, the Company shall use reasonable efforts to obtain the vote of equity holders described in Q&A-7 of Treasury Regulation Section 1.280G. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 21 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

22. Clawback. To the extent required by applicable law, any applicable securities exchange listing standards or any clawback policy adopted by the Company, the annual bonus and any incentive compensation granted to Executive (whether under this Agreement or otherwise) shall be subject to the provisions of any applicable clawback policies or procedures, which clawback policies or procedures may provide for forfeiture and/or recoupment of such amounts paid or payable under this Agreement or otherwise.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NRC Group Holdings, LLC

By:	/s/ David L. Rattner
Name:	David L. Rattner
Title:	Secretary

/s/ Christian T. Swinbank
Christian T. Swinbank